                                  EXHIBIT 14.2


                  STORED VALUE CARD ACCOUNT SERVICING AGREEMENT

AGREEMENT (this "Agreement") made this_______day of_____2005 (the "Effective Date") by and between CARDHOLDER MANAGEMENT SERVICES, LLC ("CMS"), a Delaware limited liability company with offices at 101 Crossways Park West, Woodbury, NY 11797, and MORGAN BEAUMONT, INC.,("Client"), a Florida corporation with offices at 2280 Trail Mate Drive, Suite 101, Sarasota FL. 34243.

                                   WITNESSETH:

                  WHEREAS, Client has relationships with consumers and is desirous of making available to consumers stored value Visa and MasterCard transaction cards; and

                  WHEREAS, Client has entered into the Stored Value Card Agreement dated as of ___________with Merrick Bank Corporation ("Merrick"), pursuant to which Merrick shall issue Visa and MasterCard stored value transaction cards (each a "SV Card") on behalf of Client and maintain the related accounts (the "Accounts") pursuant to the terms set forth therein; and

                  WHEREAS, CMS is engaged in-the-business of providing new account opening service, customer service, collection service and settlement assistance with respect to stored value transaction card accounts; and

                  WHEREAS, Client desires to retain CMS to furnish certain services with respect to the SV Cards and the Accounts, as herein provided; and

                  WHEREAS, Client expects to enter into, or has entered into, an agreement with a third-party data processor (the "Processor"), either directly or through CMS, whereby such Processor will provide Client with certain transaction and data processing services in connection with the SV Cards and Accounts and in conjunction with the services to be provided by CMS hereunder;

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows

                                    ARTICLE I
                                  DEFINED TERMS
                                  -------------

                  1.1 DEFINED TERMS. For purposes of this Agreement, the following teens and variations thereof shall have the meanings specified below:

                  "ACCOUNT" shall mean a stored value transaction card account assigned to a Cardholder by Merrick on behalf of Client pursuant to the Stored Value Care Agreement and serviced by CMS hereunder.

                  "ADDITIONAL FEES" shall have the meaning given to such term in
Section 3.1.

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                 "ADDITIONAL OPERATION SERVICES" shall have the meaning given to such term in Section 2.1.

                 "CARDHOLDER" shall mean an individual to whom a SV Card is issued by Client, the Cardholder Account for which is serviced by CMS hereunder.

                  "CLIENT INDEMNIFIED PARTIES" shall have the meaning given to such term in Section 6.1


                 "CMS INDEMNIFIED PARTIES" shall have the meaning given to such term in Section 6.2.

                 "COMMENCEMENT DATE" shall mean the first day of the fourth
(4th) full calendar month after the Effective Date.

                  "CONFIDENTIAL INFORMATION" shall have the meaning given to such term in Section 5.2.

                  "CPI" shall have the meaning given to such term in Section
3.2.

                  "FEES" shall have the meaning given to such term in Section
3.1.

                  "IMPLEMENTATION FEE" and "IMPLEMENTATION TASKS" shall have the meanings given to such terms in Section 3.1.

                  INDEMNIFIED PARTY" shall mean a Client Indemnified Party or a CMS Indemnified Party.

                 "LOSSES" shall mean any loss, damage, or expense actually suffered or incurred by an Indemnified Party (reduced by the amount of any insurance proceeds actually recovered and any tax benefits actually recognized by such Indemnified Party), including any amounts paid as a result of a judgment or judicial order, amounts paid in settlement and reasonable out-of-pocket costs and expenses paid in connection therewith, but excluding punitive, speculative and consequential damages, and lost profits, and excluding any indemnification obligations owed by such Indemnified Party to another Indemnified Party under
Article VI.

                  "MASTERCARD" shall have the meaning given to such term in
Section 2.1

                  "MONTHLY MINIMUM" shall have the meaning given to such term in
Section 3.1.

                  "NUMBERS" shall have the meaning given to such term in Section 5.8.

                  "OPERATION SERVICES" shall have the meaning given to such term in Section 2.1.

                  "PASS-THROUGH COSTS" shall have the meaning given to such term in Section 3.3.

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                  "PAYMENT ACCOUNT" shall have the meaning given to such term in
Section 3.4

                  "PROCESSOR" shall have the meaning given to such term in the preamble to this Agreement.

                  "SECTION 5.3 MATERIALS" shall have the meaning given to such term in Section 5.3.

                  "SERVICING YEAR" shall mean each twelve (12) month period that begins on the Commencement Date, or on any anniversary thereof.

                  "SV CARD" shall mean a stored value transaction card issued by Merrick to a Cardholder pursuant to the Stored Value Card Agreement.

                  "VISA" shall have the meaning given to such term in Section
2.1

                                   ARTICLE II
                         SERVICES TO BE PROVIDED BY CMS
                         ------------------------------

                   2.1 DESCRIPTION. CMS shall provide to Client the stored value transaction card portfolio services that are described in EXHIBIT A hereto (the "Operation Services") in accordance with the servicing standards set forth therein. The Operation Services shall be coordinated with Client and Processor and are subject to the reasonable criteria specified in writing by Client. Subject to mutual agreement as to Additional Fees therefor pursuant to Section
3.1 below, CMS shall also provide to Client such related additional operation services (the "Additional Operation Services") as CMS deems necessary or appropriate to incorporate new services or technology that become available from the Processor, to comply with regulations or requirements of VISA U.S.A., Inc. ("VISA") or MasterCard International, Inc. ("MasterCard") or of any Federal or state regulatory agencies implemented or adopted after the date of this agreement, or otherwise as specifically requested in writing by Client.

                   2.2 EXCLUSIVITY. During the term of this Agreement, CMS shall be the exclusive provider of Operation Services and Additional Operation Services for Client and Client shall not retain or otherwise allow any other person or entity to provide Operation Services or Additional Operation Services or perform any such Services for itself.

                                   ARTICLE III
                           FEES, EXPENSES AND PAYMENT.
                           ---------------------------

                  3.1 FEES. Client shall pay CMS a fee for the performance of the tasks set forth in the "Initial Implementation" section of EXHIBIT A hereto (the "Implementation Tasks") in the amount set forth therefor on EXHIBIT B hereto (the "Implementation Fee"). In addition, during the term of this Agreement, Client shall pay CMS, on a monthly basis, the fees ("Fees") set forth


                                       3


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in EXHIBIT B hereto in consideration of CMS's performance of the Operation
Services, and such additional fees for all Additional Operation Services performed that month by CMS as shall have been agreed to in advance by CMS and Client ("Additional Fees"); provided, however, that the Fees payable to CMS for each month during the first Servicing Year shall be no less than 53,000, and for each succeeding Servicing Year shall be no less than the greater of (a) 53,000, or (b) 75% of the aggregate Fees payable to CMS during the immediately preceding Servicing Year, divided by twelve (the "Monthly Minimum"). In the event that the Implementation Tasks shall be completed before the Commencement Date, Client shall pay CMS the Fees and Additional Fees as provided above during such period, except that the Monthly Minimum shall not apply until the Commencement Date. In the event that the Implementation Tasks shall not have been completed before the Commencement Date, Client shall, commencing on the Commencement Date, nonetheless pay CMS the Monthly Minimum until the Implementation Tasks shall have been completed, and thereafter shall pay CMS the Fees and Additional Fees as provided above.

                   3.2 INCREASE IN FEES. During each Servicing Year after the first Servicing Year, CMS may increase any or all of the Fees or Additional Fees by an amount not to exceed the greater of 5% or the percentage increase in the Consumer Price Index ("CPI") during the applicable one (1) year period described below ("CPI Percentage Increase"). Any such increases shall be calculated based upon the Fees and Additional Fees in effect on the date such increase is fixed as provided below. For purposes of this Section 3.2, the CPI shall mean the consumer price index compiled by the United States Department of Labor Bureau of Labor Statistics, for all urban consumers (CPI-U) having a base of 100 in 1982-84, seasonally adjusted, using that portion of the index which appears under the caption "All Items." The CPI Percentage Increase shall be calculated over the one (1) year period ending on the last day of the fourth (4th) calendar month before the beginning of the Servicing Year during which the increase in Fees or Additional Fees will apply. CMS shall provide Client with sixty (60) days' notice of any increase in Fees or Additional Fees under this Section 3.2.

                  3.3 COSTS AND EXPENSES. Each month during the term of this Agreement, Client shall reimburse CMS for all pass-through costs ("Pass-Though Costs") described in EXHIBIT C hereto incurred by CMS in connection with its performance of the Operation Services or Additional Operation Services hereunder. Any equipment and supplies for which Client shall have reimbursed CMS shall be the property of Client but may be used by CMS in performing its obligations hereunder.

                  3.4 INVOICING AND PAYMENT. Except for the Initial Implementation Fee set forth on EXHIBIT B hereto, which shall be payable upon execution and delivery of this Agreement, all Fees, Additional Fees and Pass-Through Costs relating to Operation Services and Additional Operation Services performed during each calendar month during the term of this Agreement shall be invoiced by CMS to Client on a monthly basis. CMS may, at any time on or after the 151h day after the date of such invoice, draw payment of such invoice from the Client bank account to be established, maintained and funded by Client for this purpose (the "Payment Account"); provided, however, that the establishment, maintenance and funding of the Payment Account, and CMS's right to draw payment therefrom hereunder, shall not affect in any way Client's underlying obligation to pay any and all amounts due to CMS hereunder as and when due. Promptly upon execution and delivery of this Agreement, Client shall furnish CMS the account number and the transit routing number of the Payment Account and irrevocably instruct the depository bank for the Payment Account to honor all CMS drawings thereon.

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                  3.5 TAXES. With the exception of CMS income, franchise,
payroll, and FICA taxes, which shall be payable by CMS, Client shall pay all sales, use and other taxes resulting from or payable in connection with the provision of Operation Services or Additional Operation Services hereunder, regardless of the person or entity on whom such taxes are imposed under applicable law.

                  3.6 RECORDS. CMS shall maintain appropriate accounting records to substantiate all Fees, Additional Fees, Pass-Through Costs and other amounts payable to it hereunder. CMS shall provide Client, its auditors and any bank regulatory agencies having legal authority to do so, with reasonable access to review such records during normal business hours, upon at least 24 hours' prior written notice to CMS, provided that such right of access shall not be exercised in a manner that unreasonably interferes with the operation of CMS's business.

                                   ARTICLE IV
                                      TERM.
                                      -----

                  4.1 TERM. The initial term of this Agreement shall begin on the Effective Date and end at the end of the THIRD Servicing Year. This Agreement shall be automatically renewed for an additional term of two Servicing Years beginning at the end of the third Servicing Year and shall be automatically renewed on each second anniversary of such date thereafter, unless either party gives written notice of termination to the other party at least 180 days before the expiration of any such term

                                    ARTICLE V
                     OTHER COVENANTS, RIGHTS AND OBLIGATIONS
                     ---------------------------------------

                  5.1 CLIENT LIAISON. CMS shall appoint a member of its staff to function as the Client Liaison between CMS and Client and between Client and Processor. The Client Liaison shall coordinate with appropriate Client and Processor personnel and shall schedule CMS resources to ensure that the Operations Services and Additional Operations Services are performed efficiently hereunder. CMS shall make the Client Liaison available to Client as Client reasonably requests for such purpose, but Client acknowledges and agrees that the Client Liaison shall not be required to dedicate all of his or her time to such tasks.

                  5.2 CONFIDENTIALITY. (a) All information furnished by CMS, on the one hand, or by Client, on the other hand (the "PROTECTED PARTY"), to the other party in connection with this Agreement and the transactions contemplated hereby ("Confidential Information") shall be received in confidence and kept confidential by such other party and used by it only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already lawfully known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; (iii) is required to be disclosed to VISA, MasterCard, the Processor or any rating


                                       5


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agency; (iv) is required for the performance of its duties hereunder to be disclosed to its auditors or counsel ; provided that any such person or entity to whom such disclosure is made agrees to be bound by the provisions of this
Section 5.2(a); or (v) is required by law, regulation or court order to be disclosed by such other party, provided that prior notice of such disclosure has been given to the Protected Party, when legally permissible, and that the party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the Protected Party to take legal action to prevent the disclosure. Nothing contained herein shall prevent or be construed to prevent CMS or Client from responding fully to any inquiry from a banking regulator having jurisdiction over CMS or Client.

                  (b) CMS and Client agree that all information relating to CMS's system and Policies and Procedures are the property of, and shall remain confidential to, CMS and shall not be released by Client or its officers, directors, employees or agent to any person or entity, without the express prior written consent of CMS.

                  (c) INJUNCTIVE RELIEF. Each party acknowledges that the disclosure of Confidential Information will immediately give rise to continuing irreparable injury to the other party which may not be compensable at law. Accordingly, each party may obtain immediate injunctive relief against the breach or threatened breach of Sections 5.2(a), 5.2(b) or 5.2(c), in addition to any other remedies that may be available to it.

                  5.3 OWNERSHIP. All materials, products and deliverables, including, but not limited to data processing reports, credit reports, customer applications and correspondence, customer lists and mailing lists and any other materials developed or prepared by CMS exclusively for Client under this Agreement ("Section 5.3 Materials") shall belong to Client and shall be deemed works made for hire and in the course of the services rendered hereunder.

                  5.4 COMPLIANCE WITH LAW AND CREDIT SERVICES RULES. In the performance of the Operation Services and Additional Operation Services hereunder, CMS will comply in all material respects with all Federal, state and local laws and regulations applicable to it, and with the rules and regulations, currently in effect of VISA and MasterCard, and with any amendments and supplements thereto that Client shall have provided to CMS.

                  5.5 CLIENT RESPONSIBILITIES. Client acknowledges and agrees that it shall be solely responsible for monitoring legal requirements applicable to the operation of its stored value transaction card businesses, interpreting applicable state and federal laws relating thereto, determining the requirements for compliance with all applicable state and federal laws, and maintaining an ongoing compliance program. Client acknowledges that CMS provides certain credit card services and stored value transaction card services to financial institutions chartered and regulated by state and federal governmental agencies and to non-financial institutions subject to different regulatory oversight such that CMS cannot reasonably be expected to monitor or interpret the laws applicable to its diverse customer base, or to provide compliance services to any customers with respect to such laws. Accordingly, Client agrees that CMS shall have no responsibility to monitor or interpret laws applicable to Client's business, to monitor or review the terms and conditions of Client's stored value transaction card programs or Client's selection of system options and


                                       6


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programming, or to assure that Client's selection of any system option or programming (either alone or acting in conjunction with other system options and programming selected by the Client) is consistent with any law applicable to the Client or with the terms and conditions of the Client's agreements with, or disclosure to, the Cardholders.

                  5.6 INSURANCE. CMS shall maintain for itself and its employees such insurance coverage as may be required from time to time by applicable law, including worker's compensation insurance, and shall cooperate with Client (upon Client's reasonable request and at Client's expense) in its efforts to obtain insurance coverage for Losses not indemnified by CMS under Section 6.1 below.

                  5.7 RELIANCE. CMS may rely, without verification, on all oral, written and electronic instructions, data and information that it receives in good faith from Client or Client's agents, Cardholders or Processor, and CMS shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy thereof, (ii) the wording or text authored or submitted by Client for materials to be prepared or for other purposes, (iii) the wording or text appearing on any forms, credit cards or other materials furnished by Client to CMS or (iv) any noncompliance of such information, data, instruction, wording or text with applicable laws, rules or regulations. No such instructions, data or information sent to CMS via facsimile transmission ("Fax") or via electronic mail ("E-mail"), shall be effective unless Client has received written (in the case of a Fax) or electronic (in the case of an E-mail) acknowledgment of receipt of the Fax or E-mail from CMS.

                  5.8 CMS TELEPHONE NUMBERS. CMS will provide telephone numbers ("Numbers") to Cardholders so that they may call CMS with respect to their respective Accounts. Client shall not publish or otherwise disseminate the Numbers without CMS's prior written approval. As used herein, "publish" shall include, without limitation (a) printing the Numbers on solicitations, applications, mailings, advertising or branch signage, or b) speaking the Numbers on tape recordings, telemarketing or media advertising. Client agrees that any calls received by CMS (other than those from Cardholders whose Accounts are serviced by CMS hereunder) resulting from unauthorized use of any Number shall be billable to Client at the cost listed for "Pre-Sales Calls" in EXHIBIT B hereto.

                                   ARTICLE VI
                          LIABILITY AND INDEMNIFICATION
                          -----------------------------

                  6.1 CMS LIABILITY. CMS shall be liable to and shall indemnify and hold harmless Client and its officers, directors and employees ("Client Indemnified Parties") from and against any and all Losses suffered by any of them arising out of any breach by CMS of any of its obligations hereunder, except to the extent that such Losses arise from the gross negligence or misconduct of Client. Client agrees that the total liability of CMS hereunder for all Losses suffered by Client Indemnified Parties during any Servicing Year shall not exceed an amount equal to fifty percent (50%) of the aggregate Fees and Additional Fees paid to CMS by Client during the immediately preceding Servicing Year (or, in the case of Losses arising from the gross negligence or willful misconduct of CMS, one hundred percent (100%)), of the aggregate Fees


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and Additional Fees paid to CMS by Client during the two (2) immediately preceding Servicing Years). Client acknowledges and agrees (a) that Client is familiar with the business of issuing credit cards and collecting the receivables generated thereby, and is aware of and willing to bear all risks associated with such business, including the risks associated with outsourcing the servicing thereof to a third party servicer; (b) that CMS is acting hereunder strictly as such a provider of outsourced services on a fixed fee basis, and has no equity or other financial interest in the Accounts or the proceeds thereof, and (c) that it is therefore fair and reasonable for Client to rely on its own insurance or other resources to protect it against Losses other than those arising from CMS's gross negligence or misconduct.

                  6.2 CLIENT LIABILITY. Client shall be liable to and shall indemnify and hold harmless CMS and its officers, directors and employees ("CMS Indemnified Parties") from and against any and all Losses suffered by any of them arising out of or in connection with this Agreement or the performance of CMS's duties hereunder (including, without limitation, any such Losses arising from reliance by CMS on materials received from Client as provided in Section
5.7 above), except to the extent that such Losses arise from the gross negligence or misconduct of CMS.

                  6.3 PROCEDURE FOR INDEMNIFICATION CLAIMS.

                           (a) The parties agree that if any claim is made or
any suit or action is commenced against either party that would give rise to a right of indemnification for such party hereunder ("INDEMNIFIED PARTY") from the other party ("INDEMNIFYING PARTY"), the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or knowledge of such claim, suit or action. Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnified Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances. The failure to give prompt notice shall not relieve an Indemnifying Party of its obligations to indemnify except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

                           (b) The Indemnifying Party shall have the right to
defend, compromise and settle any third party suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith; provided, that any such settlement shall not contain any admission of fault or wrongdoing on the part of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party WITHIN ten (10) days of having been notified pursuant to this Section 6.3 if the Indemnifying Party elects to assume the defense of any such claim, suit or proceeding and employ counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel if the


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Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof, or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events said reasonable fees and expenses shall be borne by the Indemnifying Party.

                           (c) The Indemnified Party may at any time notify the
Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party (without the consent of the Indemnifying Party) in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, provided that the Indemnifying Party shall have no liability in respect of such settled or compromised claim, suit or action.

                           (d) The Indemnifying Party shall be subrogated to any
claims or rights of the Indemnified Party as against any other persons or entities with respect to any amount paid by the Indemnifying Part under this
Section 6.3. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against such other persons or entities.

                                   ARTICLE VII
                                   TERMINATION
                                   -----------

                           7.1 TERMINATION FOR CAUSE. In the event that (a) a
petition shall be filed by either party seeking relief under any bankruptcy, insolvency or similar law or such a proceeding shall be commenced against either party and not dismissed within sixty (60) days thereafter, or (b) either party commits a material breach of its obligations under this Agreement which breach shall continue uncured for 60 days after written notice thereof has been given to the breaching party, then and in either such event, the other party may terminate this Agreement upon thirty (30) days' prior written notice to the other party. Upon any such termination pursuant to Section 7.1(b), the parties shall effect an orderly transition, each party shall return to the other party such other party's Confidential Information along with any equipment and supplies belonging to the other party, and CMS shall return to the Client all
Section 5.3 Materials then in its possession.

                  7.2 TERMINATION WITHOUT CAUSE. CMS and Client have agreed upon the Fees set forth on EXHIBIT B hereto based UPON anticipated levels of servicing activity and upon the expected length of the initial and renewal terms of this Agreement. Client acknowledges the difficulty of determining the actual damages that would be suffered by CMS in the event of (a) any termination by Client before the end of the initial or any renewal term, other than for cause as provided in Section 7.1 hereof; or (b) any termination for cause by CMS, including without limitation, any breach by Client of its obligations under
Section 2.2 hereof. Accordingly, upon any such termination, Client shall pay to CMS, in cash, as liquidated damages and not as a penalty, an amount equal to the Monthly Minimum multiplied by the number of months remaining in the then current term of this Agreement; provided, however, that nothing in this Section 7.2 shall limit in any way the right of any CMS Indemnified Party to be indemnified by Client pursuant to Section 6.2 hereof for any Losses incurred by them arising from any third-party claim or otherwise.

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                  7.3 TERMINATION REQUIREMENTS AND EXPENSES. Upon expiration or termination of this Agreement for any reason, Client shall reimburse CMS for all costs and expenses, including time, labor, materials, travel expense and shipping costs, reasonably incurred by CMS to facilitate the deconversion of the servicing of Client's Cardholder Accounts from the CMS and/or Processor systems. Prior to or simultaneous with such deconversion, Client shall change all transaction cards and other material bearing CMS' telephone number or address to delete such data, or destroy the same. After deconversion, Client shall reimburse CMS for all expenses incurred by it in connection with trailing telephone calls and mail, including telephone expense, postage, time, labor and materials, necessary to wind down CMS's services hereunder and to effect an orderly transition.

                  7.4 SURVIVAL. The provisions of Sections 5.2, 5.3, Article VI and this Article VII shall survive the expiration or termination of this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS
                                 --------------

                  8.1 INDEPENDENT CONTRACTORS. The parties hereto are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without the other party's prior written consent.

                  8.2 FORCE MAJEURE. Neither party shall be responsible for any failure or delay in performing its obligations hereunder caused by acts of Gad, flood, fire, war, public enemy or other acts beyond its control, including but not limited to failures of the Processor, other third party or of communications systems or equipment.

                  8.3 NOTICES. All notices under this Agreement shall be in writing and hand delivered or sent by registered mail, certified mail or overnight courier, return receipt requested, as follows:

                                    If to Client:



                                            Attention:

                                    If to CMS :

                                            Cardholder Management Services, LLC
                                            101 Crossways Park West
                                            Woodbury, NY 11797


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                                            Attention: Donald M. Berman

                                    With a copy to (which shall not constitute notice):

                                            Satterlee Stephens Burke & Burke LLP
                                            230 Park Avenue
                                            New York, NY 10169
                                            Attention: Daniel G. Gurfein

                  8.4 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto are the complete and only statement of the understanding between the parties and supersede and merge all prior proposals and understandings between them concerning the subject matter of this Agreement. This Agreement may not be modified in any respect except by a written instrument executed by both parties.

                  8.5 NEW YORK LAW. This Agreement shall be governed by the laws of the State of New York applicable to agreements made, and wholly to be performed, in New York. Any litigation arising out of this Agreement may be brought only in a Federal or state court located in Nassau County, New York.

                  8.6 SEVERABILITY. If any provision of this Agreement shall be held to be unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected.

                  8.7 WAIVER. The failure of either party to exercise a right provided for herein shall not be deemed a waiver of that right or of any other right.

                  8.8 ASSIGNMENT. A party may assign this Agreement and the rights and duties hereunder only (a) with the written consent of the other party which will not be unreasonably withheld or delayed, or (b) to a buyer of all or substantially all of its assets, or (c) to an affiliate of the assigning party.

                  IN WITNESS WHEREOF, the parties hereto, by their representatives duly authorized, execute this Agreement as of the day and year written above.


                                    CARDHOLDER MANAGEMENT SERVICES, LLC

                                    Name:

                                    Signature:

                                    Title:



                                    CLIENT

                                    Name:

                                    Signature:

                                    Title:

                                   EXHIBIT "A"
                             DESCRIPTION OF SERVICES
                                       AND
                               SERVICING STANDARDS

CMS shall perform the operation Services described herein in accordance with the following Servicing Standards, and shall provide Client with a written report each month showing its performance against such standards for the preceding month.

A. Initial Implementation:

          DEFINITION:
          The group of tasks per-farmed by CMS to start-up Client's transaction card program.

          CMS WILL:
          Complete MasterCard/VISA Licensing paperwork.

          Create implementation timeline and task assignment

          Work with Client to develop terms, pricing and policy.

          Provide comprehensive, customized timeline and task listing for entire implementation process. Coordinate plastic, statement and RICA orders.

          Establish automated customer correspondence.

          Build PIN keys for ATM use.

          Complete output and acceptance testing.

          Perform settlement and Processor reports training, and training with respect to Client - CMS interface.

          SERVICING STANDARDS:
          --------------------
          CMS will complete its assigned tasks on the product implementation timeline by the specified dates.

B. New ACCOUNT SET-UP:

          DEFINITION:
          The group of tasks performed by CMS to set up new accounts for Clients transaction cards onto the Processor's system.

          CMS WILL:
          Review applications for completeness of required fields.

          Perform cursory visual review for fraud characteristics. Enter applications into the Processor production system. Set open to buy as per Client criteria.

          Assign account numbers and request plastics for new accounts.

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

         SERVICING STANDARDS:
         --------------------
         New Accounts will be set up within 3 business days of receipt, on average.

C. Portfolio Management Services:

         DEFINITION:
         The tasks associated with the maintenance of Client's portfolio on the Processor's system.

         CMS WILL:
         Provide Client with access to an assigned Client Liaison, back-up Client Liaison, and Client Services Director.

         Respond to inquiries from designated Client personnel.

         Communicate changes in products, policies or procedures to CMS functional areas. Act as the interface between Client and Processor.

         Research all Processor related exceptions, problems or issues. Represent Client in any disputes with Processor.

         Participate in Processor user meetings and committees on behalf of Client. Create monthly summary of all new, open and closed issues.

         SERVICING STANDARDS:
         --------------------
         Calls received by 4:00 PM eastern time will be returned by Client Liaisons that day 95% of the time.

         The monthly summary will be completed and mailed or available on CardWorks micro-site website within 3 business days of the agreed upon due date 100% of the time.

D. Customer Service:

         DEFINITION:
         The group of tasks performed by CMS to respond to the inquiries and process the disputes (written or telephone) of Client's cardholders.

         CMS will:
         Provide toll-free, 24x71355 access to cardholder information via automated Interactive Voice Response (IVR) unit and live operator support.

         Provide toll-free access to trained Customer Service Representatives
         (CSRs). Accept and respond to correspondence from cardholders. Provide additional copies of statements from storage medium.

         Respond to all cardholder inquiries regarding balance, available credit, account status, authorizations, payments or value loads.

         Perform account maintenance and process cardholder requests for additional or replacement cards, PINS, change of name, address or phone number.

         Process all cardholder disputes.

         Request and process retrieval of original or duplicate sales or cash advance drafts.

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

         Initiate chargebacks, respond to re-presentments

         Handle all arbitration cases.

         Make monetary adjustments related to fee waivers, credits, etc.

         Research returned mail.

         Research un-posted transactions

         SERVICING STANDARDS:
         --------------------
         CMS will answer SO% of incoming customer service calls within 30 seconds.

         CMS automated Voice Response Unit will be available 99% of the time.

         CMS will acknowledge any written unresolved inquiry or dispute within 3 business days.

         Data Entry errors will not exceed 0.5% of fields entered.

         Chargebacks will be initiated within VISA/MasterCard timeframes 99% of the time.

E. Settlement Support:

         DEFINITION:
         CMS provides a full complement of daily settlement services.

         CMS WILL:
         Research and resolve any open settlement related issues.

         Prepare reporting Quarterly to MasterCard and VISA as applicable.

         Provide training and guidance to the Client as needed.

         SERVICING STANDARDS:
         --------------------
         Quarterly Reports to Visa & MasterCard completed by the 10`x' day of the following quarter.

F. SECURITY/FRAUD SERVICES:

         DEFINITION:
         The group of tasks performed by CMS to identify and restrict potential fraudulent accounts and activity, and to investigate such activity after it has occurred.

         CMS WILL:
         Review and act upon all security exception reports and queues.

         Restrict use on any suspicious accounts using Processor account status and/or VISA/MasterCard exception file or the Combined Warning Bulletin.

         Investigate fraudulent activity on cardholder accounts, pursue all chargeback rights and attempt to minimize charge-offs.

         Provide recommended fraud charge-offs to Client on a monthly basis.

         Provide 24x7/365 lost and stolen cardholder reporting support.

         SERVICING STANDARDS:
         --------------------
         CMS will work exception reports and queues within 1 business day of receipt.

G. New Product Start-Up/Custom Services:

         DEFINITION:
         The tasks associated with the start-up of new products or services on the Processor system, or the use of non-standard optional services.

         CMS WILL:
         CMS periodically publishes a list of start-up tasks and optional services.

         SERVICING STANDARDS:
         --------------------
         A timeline for each new product/service will be provided upon request. CMS will complete its assigned tasks on the timeline by the specified dates.

H. Training:

         DEFINITION:
         All training (other than initial settlement training included as part of Initial Implementation) that is conducted at the Client's facility or at off-site location designated by Client.

         CMS WILL:
         Train on transaction card basics, CMS interface procedures, Processor on-line systems and Processor reports.

         SERVICING STANDARDS:
         --------------------
         CMS will provide a qualified, knowledgeable individual to conduct the training. Support materials and documentation will be provided as needed.

I. Pre-Sales Calls:

         DEFINITION:
         Any calls handled by CMS that are not from an existing cardholder who is currently serviced by CMS.

         CMS WILL:
         Provide toll-free access to CMS.
         Respond to caller inquiries, request for information, or perform other services as agreed between CMS and Client.

         SERVICING STANDARDS:
         --------------------
         To be agreed upon between CMS and Client.

J. Miscellaneous Services:

         DEFINITION:
         Various day-to-day services performed by CMS to support our Client's card programs.

         CMS WILL:
         Process cardholder returned checks. CMS will reverse the item and take appropriate steps to restrict account access.

         Process emergency requests for plastic issuance and delivery via Federal Express. CMS will also post any applicable fee to the cardholder account.

         SERVICING STANDARDS:
         --------------------
         Cardholder exception payments will be posted within one business day 98% of the time.


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

         All payments will be backdated to the date indicated by Client on the CMS exception payment form.

         All returned checks will be reversed the same business day that they are received by CMS.

         All requests for FedEx plastics received 1/2 hour before Processor's cut-off time will be processed that same day.







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

                                                  EXHIBIT "B"
                                                SERVICE PRICING

INITIAL IMPLEMENTATION FEE: (plus out-of-pocket T&E expenses)             $xx,xxx.xx

Monthly Client Support                                                    $ x,xxx.xx monthly

PORTFOLIO SERVICING: per active account on file per month                 $     x.xx

Monthly Card Processing fees:

         Active Account on file                                           $     x.xx per account
         Inactive Account on File                                         $     x.xx per account

CUSTOMER SERVICE:

         Card Issuance                                                    $     x.xx per account
         Customer Service Call -- Live Operator                           $     x.xx per minute
         Customer Service Call -- VRU                                     $     x.xx per minute
         Chargeback Monitoring                                            $     x.xx per occurrence
         Lost/Stolen Card                                                 $     x.xx per report

Phone Payment TRANSACTION(OPTIONAL)                                       $     x.xx per transaction
Refund Check fulfillment                                                  $     x.xx per check
File CreationlTransmission (Payment, Embossing, Statement, or other)      $    xx.xx per file



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